Exhibit 10.6

Execution Version

PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN BRACKETED. SUCH REDACTIONS ARE IMMATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

DATA SUBLICENSE AGREEMENT

This Data Sublicense Agreement (this “Agreement”) is made by and between Crown Bioscience (Taichang), Inc. (中美冠科生物技术（太仓）有限公司), a PRC limited liability company (“Licensor”), and CB Therapeutics Inc., a Cayman company (“Licensee”) (each of Licensor and Licensee, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Licensor has been granted certain license rights pursuant to (i) a patent exploitation license agreement dated [                                  ] by and between Beijing Pearl Biotechnology Co., Ltd. (北京浦润奥生物科技有限责任公司) (“Pearl”) and Licensor (the “Pearl Agreement”; attached hereto as Exhibit A), (ii) a humanized anti-PD-L1 monoclonal antibody anticancer pharmaceuticals technology development agreement dated [                                  ] by and between Chia Tai Tian Qing Pharmaceutical Co., Ltd. (正大天晴药业集团股份有限公司) (“CTTQ”) and Licensor (the “CTTQ Agreement”; attached hereto as Exhibit B), and (iii) a humanized anti-PD-1 monoclonal antibody product and patent exclusive license agreement dated [                                  ] by and between Genor Biopharmaceuticals Co., Ltd. (嘉和生物药业有限公司) (“Genor”) and Licensor (the “Genor Agreement;” attached hereto as Exhibit C; together with the Pearl Agreement and the CTTQ Agreement, the “Prime License Agreements” and each, a “Prime License Agreement”); and

WHEREAS, Licensee wishes to obtain an exclusive sublicense under Licensor’s Data Rights, and Licensor wishes to grant Licensee such a sublicense, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration and in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follow:

AGREEMENT

1. Definitions

1.1 “Commercialize” means to produce, make, have produced, have made, market, sell, have sold, offer to sell, distribute, use, import and export, a Licensed Product.

1.2 “Control” means, with respect to any particular IP and Materials, that Licensor has a license to such IP and Materials pursuant to the Prime License Agreements and has the ability to grant to Licensee access and a sublicense to the IP and Materials on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any third party, including, without limitation, any Prime License Agreement.

1.3 “Data Rights” means, (i) with respect to the Pearl Agreement, the right to use all Pearl IP and Materials (including the “Chinese intellectual property” referenced in Section 2.6 thereof) as granted to Licensor under Sections 2.6 and 6.3 thereof, (ii) with respect to the CTTQ Agreement, the right to use all CTTQ IP and Materials (including CTTQ’s

Subsequent Development and Improvements (as defined therein)) as granted to Licensor under Sections 2.5(6), 3.1 and 6.1 thereof, and (iii) with respect to the Genor Agreement, the right to use all Genor IP and Materials (including Genor’s Subsequent Development and Improvements (as defined therein)) as granted to Licensor under Sections 2.4(7), 3.1 and 6.1 thereof.

1.4 “IND” means investigational new drug applications filed in accordance with relevant provisions of the drug registration administration laws and regulations of the Sublicensed Territory.

1.5 “IP and Materials” means, with respect to each Prime License Agreement, any patents, patent applications, knowhow, data rights, development, technical improvements, enhancements, inventions or modifications made by or on behalf of Pearl, CTTQ or Genor to or in connection with the Pearl Product, the CTTQ Product or the Genor Product, respectively, including those made in the process of pharmaceutical development involving the respective Licensed Product, including without limitation all preclinical protocols and data, all clinical trial schemes, experimental data and conclusions (such as CMC data, DMPK data, toxicological data and clinical data, etc.) researched and developed by Pearl, CTTQ or Genor, respectively, as well as subsequently developed technical materials or documents (such as stable cell strains, master cell bank, and working cell bank) (collectively, with respect to each Prime License Agreement, “Pearl IP and Materials,” “CTTQ IP and Materials” and “Genor IP and Materials,” respectively).

1.6 “Licensed Product” means, (i) with respect to the Pearl Agreement, IDD100 as defined therein (the “Pearl Product”); (ii) with respect to the CTTQ Agreement, the Product as defined therein (the “CTTQ Product”); and (iii) with respect to the Genor Agreement, the Product as defined therein (the “Genor Product”).

1.7 “PRC” or “China” means the People’s Republic of China, which, for purposes of this Agreement, excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region (“Macau”), and Taiwan.

1.8 “Sublicensed Territory” means countries and regions outside China. For the avoidance of doubt, Sublicensed Territory includes Hong Kong, Macau, and Taiwan.

2. Sublicense Grant

2.1 Licensor hereby grants to Licensee, during the Term (as defined below), an exclusive, royalty-free, non-transferable (except as set forth in Section 8.5) license, under the Data Rights Controlled by Licensor, to (a) research, develop (including, without limitation, clinical development, and filing IND or other drug applications) and Commercialize the Licensed Products in the Sublicensed Territory, and (b) apply for invention patents (or their equivalents) in the Sublicensed Territory. Such license includes the right of Licensee to grant sublicenses provided that the sublicensees agree to be bound by the same terms and conditions as Licensee is bound by under this Agreement.

2.2 Licensee acknowledges and agrees that it acquires no right, title or interest under this Agreement to any intellectual property rights or technology of Licensor, other than the rights expressly set forth in this Agreement.

3. Licensor’s Obligation

Licensor shall, within [                             ] after the date hereof, use reasonable efforts to enter into and cause each of Pearl, CTTQ and Genor to enter into a tri-party agreement (each, a “Tri-party Agreement”) with Licensee based on terms and conditions reasonably acceptable to Licensee, pursuant to which, each of Pearl, CTTQ and Genor (i) acknowledges the existence of this Agreement and consents to the terms and conditions hereof; (ii) agrees to provide data, knowhow, materials and other Data Rights directly to Licensee and its affiliates or sublicensees that the Licensee may reasonably request for the development and Commercialization of the Licensed Products in the Sublicensed Territory; (iii) agrees to collaborate with Licensee and its affiliates or sublicensees in good faith in developing the applicable Licensed Products, including providing cell lines and materials, entering into a pharmacovigilence agreement and providing all other support and cooperation that the Licensee may reasonably request for the development and Commercialization of the Licensed Products in the Sublicensed Territory; and (iv) grants to Licensee, effective upon any early termination of the Prime License Agreement to which it is a party, the same right, title and interest as it has granted to Licensor under the terminated Prime License Agreement. In addition, Licensor shall cause Pearl to grant to Licensee, under the Tri-party Agreement to be entered into by and among Licensor, Licensee and Pearl or otherwise, (i) a non-exclusive and royalty-free license under [                                                                                                 ] (the “Hong Kong Patent”), effective immediately upon the assignment of the Hong Kong Patent from Licensor to Pearl, to produce, make, have produced, have made, in each case in, and export from, Hong Kong, any and all products covered by the Hong Kong Patent, and (ii) a non-exclusive and royalty-free license under [                                                                         ] (the “Chinese Patent”), to produce, make, have produced, have made, in each case in, and export from, China, any and all products covered by the Chinese Patent.

4. Payments

4.1 CTTQ Product Sales. In the event Licensee or any of its affiliates or sublicensees registers and sells the CTTQ Product in the Sublicensed Territory, Licensee will, with respect to such sales, pay directly to CTTQ the applicable annual sales commissions, and comply with the relevant books and records and auditing requirements, all in accordance with Section 6.1(1) of the CTTQ Agreement. Licensor will provide assistance reasonably requested by Licensee and necessary for Licensee to meet such requirements, including, without limitation, providing Licensee with CTTQ’s bank account information.

4.2 Genor Product Sales. In the event Licensee or any of its affiliates or sublicensees registers and sells the Genor Product in the Sublicensed Territory, Licensee will, with respect to such sales, pay to Licensor the applicable annual sales commissions specified in Section 6.1(1) of the Genor Agreement. Licensor will provide Licensee with Licensor’s bank account information in order for Licensee to make such payments, and will discharge the Licensor’s own payment obligations under Section 6.1(1) of the Genor Agreement by forwarding Licensee’s payments to Genor.

4.3 No Other Payment. It is agreed and understood by the Parties that other than the payment obligations set forth in this Section 4, Licensee has no obligation to make any payment to Licensor or any third party under this Agreement.

5. Representations, Warranties and Additional Covenants

5.1 Licensor. Licensor represents, warrants and covenants to Licensee that:

(a) Licensor is a licensee of the Data Rights under the applicable Prime License Agreement;

(b) each Prime License Agreement is in full force and effect;

(c) Licensor is not in breach of any Prime License Agreement and will continue to fulfill its obligations under, and comply with the terms and conditions of, each Prime License Agreement;

(d) to the extent any IP and Materials to which the Data Rights pertain comprise any Confidential Information (as defined in any Prime License Agreement), Licensor (i) is the owner of such Confidential Information, (ii) has obtained written authorization from the Disclosing Party (as defined in the applicable Prime License Agreement) to disclose such Confidential Information to Licensee, or (iii) has otherwise amended the applicable Prime License Agreement to achieve the result of (i) or (ii) immediately above;

(e) Licensor has the power to sublicense the Data Rights under its business license and PRC Technology Import and Export Regulations (the “TIE Regulations”), and has complied as of the date hereof, and will continue to comply throughout the Term, with all applicable requirements with respect to technology export under the TIE Regulations;

(f) Licensor will not (i) commence any legal proceeding in which it challenges the validity, enforceability or scope of any of the Data Rights, or (ii) take or fail to take any other action that may result in the termination of any Prime License Agreement by any party thereto.

(g) Licensor will use its best efforts to (i) obtain all IP and Materials to which the Data Rights pertain under each Prime License Agreement, (ii) provide all IP and Materials it has obtained as of the date hereof to Licensee within [                                         ] after signing this Agreement, (iii) provide all IP and Materials it will obtain during the Term to Licensee within [                                       ] after obtaining such IP and Materials, and (iv) provide cell lines and materials, cause Pearl, Genor and CTTQ to enter into pharmacovigilence agreements with Licensee or its affiliates or sublicensees, and provide all other support and cooperation that Licensee may reasonably request for the development and Commercialization of the Licensed Products in the Sublicensed Territory.

5.2 Licensee. Licensee represents, warrants and covenants that it will (a) use and cause its affiliates and sublicensees to use commercially reasonable efforts that is commensurate with its (or their respective, as applicable) financial ability to: (i) develop the Licensed Products, (ii) introduce the Licensed Products into the commercial market, and

(iii) market the Licensed Products following such introduction into the market; and (b) comply with all applicable local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of the Licensed Products, and all United States export control laws and regulations. Licensee also represents, warrants and covenants that, to the extent any IP and Materials to which the Data Rights pertain comprise any Confidential Information, it will be bound by confidentiality obligations no less burdensome that those binding upon Licensor in the applicable Prime License Agreement with respect to such Confidential Information.

6. Duration and Termination

6.1 Term. This Agreement commences on the date hereof and, unless earlier terminated as provided in this Section 6, will continue in full force and effect, with respect to any Prime License Agreement, until the expiration or termination of such Prime License Agreement, upon which this Agreement will continue in full force and effect with respect only to the Prime License Agreement(s) not yet expired or terminated, until the expiration or termination of all the Prime License Agreements (the “Term”).

6.2 Termination for Default. If at any time Licensee materially breaches any of its material obligations under this Agreement, and such breach is not cured within [                             ] after written notice is given by Licensor to Licensee, Licensor will have the right to immediately terminate this Agreement by giving written notice of termination to Licensee. Licensee will have the right to cure any such breach up to, but not after, the delivery of such written notice of termination. If at any time Licensor materially breaches any of its material obligations under this Agreement, and such breach is not cured within [                             ] after written notice is given by Licensee to Licensor, Licensee will have the right to immediately terminate this Agreement by giving written notice of termination to Licensor. Licensor will have the right to cure any such breach up to, but not after, the delivery of such written notice of termination.

6.3 Termination for Convenience. Licensee may terminate this Agreement for convenience upon [                             ’] written notice to Licensor.

6.4 Termination of the Prime License Agreement(s). In the event of termination of any Prime License Agreement, the force and effect of this Agreement with respect to the terminated Prime License Agreement will immediately terminate. Termination of the force and effect of this Agreement with respect to any terminated Prime License Agreement will not change the force and effect of this Agreement with respect to the other Prime License Agreement(s) that are still in force and effect. In the event of such termination, Licensor shall use its best efforts to have the other party to such terminated Prime License Agreement enter into an agreement with Licensee pursuant to which the other party to the terminated Prime License Agreement shall grant Licensee the same right, title and interest as it has granted to Licensor under the terminated Prime License Agreement, to the extent not already granted to Licensee by the relevant other party under Section 3.

6.5 Effect of Termination. Upon termination of this Agreement, the rights and licenses granted to Licensee in this Agreement will terminate. Termination or expiration of this Agreement will not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration, Licensee (or any of its affiliates or sublicensees, as applicable) may (a) sell the Licensed Products then in its stock, and (b) complete the production of the Licensed Products then in the process of production and sell the same.

7.	Infringement

7.1 Notification; Cooperation. Both Parties agree to notify each other of any possible or actual infringement of any Data Rights relating to the Licensed Products (“Infringement”) of which it becomes aware. Licensor agrees to use its best efforts to enforce the Data Rights with respect to any such Infringement. Licensee agrees to cooperate fully with Licensor in any action controlled by Licensor to enforce the Data Rights with respect to such Infringement.

7.2 Declaratory Judgment. If a declaratory judgment action is brought naming Licensee as a defendant and alleging invalidity or unenforceability of any Data Rights, Licensee will promptly notify Licensor in writing and the Parties will discuss in good faith the defense of the invalidity or unenforceability aspect of the action. Licensee and Licensor will each bear its own expense in such discussion and defense.

8.	General Provisions

8.1 Notices. Any notice or other communication required or permitted by this Agreement will be in writing, will be given by one of the following means, and will be deemed to have been received (a) if delivered personally, when received, (b) if transmitted by facsimile, on the next business day following the date of receipt of transmission confirmation or (c) if sent by an internationally recognized courier service (such as Federal Express or UPS), on the fifth (5th) business day following the date of deposit with such courier service. All such notices and other communications will be addressed as follows:

If	to	Science and Technology Venture Park
Licensor:		6 Beijing West Road
Taichang Economic Development Area
Jiangsu 215400, P.R. China
Tel: +86 512 5387 9999
Fax: +86 512 5387 9801
Attn: Shi Quan

If	to	3375 Scott Blvd Ste 108
Licensee:		Santa Clara, CA 95054
Attn: Chief Executive Officer

With a copy to:

Morrison & Foerster LLP
755 Page Mill Rd.
Palo Alto, CA 94304
United States
Attn: Michael J. O’Donnell

Electronic mail may be used only for routine communications, such as distribution of informational documents or documents for execution by the parties thereto, and may not be used for any other purpose.

8.2 Governing Law; Venue. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of California, the USA (without giving effect to the laws, rules, or principles thereof regarding conflict of laws); provided, however, that all questions with respect to validity of any patent will be determined in accordance with the laws of the respective country or region in which such patent will have been granted or filed, as applicable. Each Party hereby irrevocably submits itself to and consents to the exclusive jurisdiction of courts in the State of California, the USA for the purposes of any claim, suit or proceeding in connection with any controversy, claim or dispute arising out of or relating to this Agreement.

8.3 Equitable Relief. Each Party acknowledges that its breach of this Agreement may cause irreparable injury to the other Party for which monetary damages may not be an adequate remedy. Therefore, each Party shall be entitled to seek injunction, specific performance, and other appropriate equitable relief to prevent or curtail any actual or threatened breach of the obligations by the other Party. The rights and remedies provided to each Party in this Section 8.3 are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

8.4 Relationship of Parties. Nothing contained in this Agreement will be deemed or construed as creating a joint venture, partnership, agency, employment or fiduciary relationship between Licensor and Licensee. Neither Licensor nor Licensee nor their respective agents have any authority of any kind to bind Licensee or Licensor, respectively, in any respect whatsoever, and the relationship between Licensor and Licensee is, and at all times will continue to be, that of independent contractors.

8.5 Assignment and Successors. This Agreement may not be assigned by Licensee without the prior written consent of Licensor and may not be assigned by Licensor without the prior written consent of Licensee, which consent, in each case, will not be unreasonably withheld, except that Licensee’s bankruptcy trustee may assume this Agreement in bankruptcy of Licensee and each Party may assign this Agreement to a successor in connection with any merger, consolidation, reorganization or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; provided, however, that any permitted assignee agrees in writing in a manner reasonably satisfactory to both Parties to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section will be null and void and of no legal effect.

8.6 Further Assurances. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested in order to effectuate fully the purposes, terms and conditions of this Agreement. If a Party is unable, after making reasonable inquiry, to secure the signature of the other Party on the foregoing documents or instruments or obtain from the other Party the foregoing consents, then such other Party hereby irrevocably designates and appoints the inquiring Party and its duly authorized officers and agents as the other Party’s agent and attorney-in-fact solely for the purpose of acting for and in its behalf and stead to execute and file any such documents or instruments and to do all other lawfully permitted acts in furtherance of the foregoing.

8.7 Amendment. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party then to this Agreement or, in the case of waiver, by the Party waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions hereof will in no manner affect the rights at a later time to enforce the same.

8.8 Waiver. A waiver, express or implied, by any Party hereto, of any right under this Agreement, of any failure to perform, or of the breach hereof, by the other Party hereto, will not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Party, whether of a similar or dissimilar nature thereto.

8.9 Captions and Headings. The captions and headings used in this Agreement are inserted for convenience only, do not form a part of this Agreement, and will not be used in any way to construe or interpret this Agreement.

8.10 Force Majeure. In the event that any Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed will be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

8.11 Interpretation. Each Party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to both Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

8.12 Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of the Parties within the limits of applicable law or applicable court decision.

8.13 Entire Agreement. This Agreement constitutes the entire understanding and only agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof.

8.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

8.15 Bankruptcy. The Parties intend and agree that the sublicense to Licensee herein will be considered to be a license to “intellectual property” as defined in the U.S. Bankruptcy Code, 11 U.S.C. § 101(35A), and that if Licensor hereunder enters into bankruptcy, Licensee may fully exercise all of its rights and remedies under 11 U.S.C. § 365(n) with respect thereto.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Crown Bioscience (Taichang), Inc.	CB Therapeutics Inc.

By:	By:	/s/ Sanjeev Redkar
Name:	Name:	Sanjeev Redkar
Title:	Title:	CEO

Date:	Date:	July 28, 2016

Company chop:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Crown Bioscience (Taichang), Inc.		CB Therapeutics Inc.

By:	/s/ Bing Zhu	By:
Name:	Bing Zhu	Name:
Title:		Title:

Date:	July 28, 2016	Date:

Company chop: